Exhibit 99.1
Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283
www.airgas.com
News Release

Investor Contact:	Media Contact:

Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com
For release: Immediately
Airgas Prices $400 Million of Senior Subordinated Notes
RADNOR, PA – June 5, 2008 – Airgas, Inc. (NYSE: ARG) today announced that it priced $400 million of 7.125% senior subordinated notes at par. The notes are due on October 1, 2018. Net proceeds from the offering will be used to reduce the outstanding balance under Airgas’ existing revolving credit facility. The transaction is expected to close June 10, 2008.
The notes are being sold in the United States to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S, under the Securities Act of 1933, as amended (the “Securities Act”). These notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to Rule 135c and shall not constitute an offer to sell or a solicitation of an offer to buy the securities.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Airgas Prices $400 Million of Senior Subordinated Notes/Page 2
Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding Airgas’ intent to sell senior subordinated notes and to use proceeds from the offering to reduce the balance of its revolving credit facility. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: Airgas’ ability to sell the notes; an economic downturn; supply cost pressures; increased industry competition; our ability to successfully consummate and integrate acquisitions; adverse changes in customer buying patterns; significant fluctuations in interest rates; increases in energy costs and other operating expenses; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its Form 10-K dated March 31, 2008 and other forms filed by the Company with the Securities and Exchange Commission.